UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                            Harvey Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   417660 10 7
          -------------------------------------------------------------
                                 (CUSIP Number)

                                 August 9, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the following box if a fee is being paid with this statement: . (A fee is not required only if the filing person : (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   41760 10 7                  13G/A

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael E. Recca
            ###-##-####
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                       (b)


--------------------------------------------------------------------------------

    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 8,333
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
--------------------------------------------------------------------------------

                           6      SHARED VOTING POWER

                                  1,422,034
--------------------------------------------------------------------------------

                           7      SOLE DISPOSITIVE POWER

                                  8,333
--------------------------------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                  1,422,034
--------------------------------------------------------------------------------
9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,430,367
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            43.6%
--------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G/A
                                  --------------

Item 1(a).        Name of Issuer:

                  Harvey Electronics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  205 Chubb Avenue
                  Lyndhurst, NJ  07071

Item 2(a).        Name of Person Filing:

                  Michael E. Recca

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  475 Park Avenue South - 7th Floor
                  New York, NY  10016-6901

Item 2(c).        Citizenship:

                  USA

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  417660 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership.  As of August 31, 1999

     (a) Amount beneficially owned: 1,430,367

     (b) Percent of class: 43.6%

     (c) Number of shares as to which such person has:

     (i) Sole power to vote or direct the vote: 8,333

     (ii) Shared power to vote or direct the vote: 1,422,034*

     (iii) Sole power to dispose or direct the disposition of: 8,333

     (iv) Shared power to dispose or direct the disposition of: 1,422,034*

Item 5.  Ownership of Five Percent or Less of a Class.

         Filer's ownership of Common Stock exceeds 5%

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         Not Applicable


*1,422,034 shares of Common Stock owned of record by Harvey Acquisition Company, LLC, of which Mr. Recca is a member and sole manager.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     September 10, 1999

                                            /s/ Michael E. Recca
                                            -----------------------------------
                                            Michael E. Recca